Exhibit 16.1

February 28, 2013
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements by The Graystone Company, Inc. included under Item 4.01 of its Current Report on Form 8-K dated as of the date hereof and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between The Graystone Company, Inc. (Commission File No. 000-54254) and Sam Kan & Company has ceased.

Very truly yours,

/s/ Sam Kan & Company

Sam Kan & Company